Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

To The Board of Directors

Dollarama Group L.P.

We hereby consent to the use of our report dated March 31, 2006 included in this Registration Statement (SEC File No. 333-134550) of Dollarama Group L.P. relating to our audits of the consolidated financial statements of Dollarama Group L.P. appearing in the Prospectus, which is a part of this Registration Statements.

We also consent to the use in this Registration Statement (SEC File No. 333-134550) of Dollarama Group L.P. of our report dated April 8, 2005 relating to our audits of the combined financial statements of S. Rossy Inc. and Dollar A.M.A. Inc. (the Predecessor) appearing in the Prospectus which is a part of this Registration Statement.

We also consent to the reference of our firm under the heading “Experts” in such Prospectus.

Montreal, Quebec June 1, 2007	• (RSM Richter LLP) Chartered Accountants